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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Sherritt
International Corporation and Canadian Coal Trust on Form F-80 of:

     a) our report dated February 28, 2002 (except as to Note 24 which is as of December 16, 2002) to the directors of Sherritt International Corporation on the consolidated balance sheets of Sherritt International Corporation as at December 31, 2001 and 2000 and the consolidated statements of operations, retained earnings (deficit) and cash flow for each of the years in the three year period ended December 31, 2001;

     b) our report dated December 16, 2002 to the directors of Sherritt Coal Acquisition Inc. on the balance sheet of Sherritt Coal Acquisition Inc. as at October 24, 2002; and

     c) our report dated December 16, 2002 to the trustees of Canadian Coal Trust on the balance sheet of Canadian Coal Trust as at December 16, 2002.



/s/  DELOITTE & TOUCHE LLP
Toronto, Canada


December 16, 2002